                                                                   EXHIBIT 12.1

                      DELTA BEVERAGE GROUP, INC. AND SUBSIDIARY
                          RATIO OF EARNINGS TO FIXED CHARGES
                                      Unaudited
                                (Dollars in thousands)



                                                                                                                  Nine  Months
                                                           Years Ended December 31,                                   Ended
                                          ----------------------------------------------------------------------  September 30,
                                              1991          1992            1993           1994         1995            1996
                                          -----------    -----------     ----------    -----------   -----------    ----------
A)  Income (loss) before
         income taxes, minority
         interest, extraordinary
         items and accounting
         changes                         $    (14,830)  $    (14,496)   $    (5,308)   $    4,357     $   (2,775)   $    3,388

B)  Less minority interest
         expense, net of taxes                                                  (11)           --             --          (200)

C)  Add fixed charges                          19,947         20,222         18,971        12,662         13,865        11,703
                                          -----------    -----------     ----------    -----------   -----------    ----------

D)  Earnings before income
         taxes, extraordinary
         items, accounting
         changes and fixed
         charges                           $    5,117     $    5,726    $    13,652    $   17,019    $    11,090    $   14,891
                                          -----------    -----------     ----------    -----------   -----------    ----------
                                          -----------    -----------     ----------    -----------   -----------    ----------

FIXED CHARGES

E)  Interest and amortization
         of financing costs               $    19,669    $    19,907    $    18,433    $   12,152    $    13,254    $   11,286

F)  Interest factor
         attributable to
         rentals                                  278            315            538           510            611           417
                                          -----------    -----------     ----------    -----------   -----------    ----------

G)  Total fixed charges                   $    19,947    $    20,222    $    18,971    $   12,662    $    13,865    $   11,703
                                          -----------    -----------     ----------    -----------   -----------    ----------
                                          -----------    -----------     ----------    -----------   -----------    ----------

H)  Ratio of earnings to
         fixed charges                           0.26           0.28           0.72          1.34           0.80          1.27
                                          -----------    -----------     ----------    -----------   -----------    ----------
                                          -----------    -----------     ----------    -----------   -----------    ----------

I)  Amount of earnings that
         were insufficient to
         cover fixed charges              $    14,830    $    14,496     $    5,319    $       --    $     2,775    $       --
                                          -----------    -----------     ----------    -----------   -----------    ----------
                                          -----------    -----------     ----------    -----------   -----------    ----------

                                     Page 1                        Exhibit 12.1